PROSPECTUS SUPPLEMENT
Filed Under Rule 424(b)(3)

Registration No. 333-124750

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Prospectus Supplement No. 2 dated September 12, 2006

(To Prospectus Dated December 14, 2005, as amended and restated May 1, 2006)

HEALTH DISCOVERY CORPORATION

61,303,685 Shares

 This prospectus supplement to the prospectus dated December 14, 2005, as amended and restated May 1, 2006, relates to the resale of up to 61,303,685 shares of Health Discovery Corporation common stock, no par value, which are being offered for resale from time to time by the selling stockholders.

This prospectus supplement should be read in conjunction with the prospectus dated May 1, 2006, which is to be delivered with this prospectus supplement. The information in this prospectus supplement updates and supersedes certain information contained in the prospectus dated May 1, 2006.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

On September 5, 2006, Health Discovery Corporation filed with the Securities and Exchange Commission the attached Form 8-K, and on August 14, 2006, Health Discovery Corporation filed with the Securities and Exchange Commission the attached Form 10-QSB.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 5, 2006

Health Discovery Corporation
(Exact name of registrant as specified in charter)

Texas	333-62216	74—3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5501 ½ Abercorn Street, Savannah, GA 31405
(Address of principal executive offices / Zip Code)

912-352-7488
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.

On September 1, 2006, Health Discovery Corporation (the “Company”) issued a note (the “Promissory Note”) to William F. Quirk, Jr., a director of the Company, for $1,000,000. The Promissory Note contains a 5% annual interest rate and is due on September 1, 2008. The proceeds of the Promissory Note will be used for general working capital purposes. The Promissory Note is completely repayable by the Company at any time without any related fees or penalties. In connection with the issuance of the Promissory Note, Mr. Quirk was granted warrants to purchase 10,000,000 shares of Company common stock at $0.16 per share. The warrants vest over the next ten months based on the length of time the Promissory Note is outstanding, as follows:

Total Vested	Number of Days to Vest
1 Million	Immediately
2 Million	46 days
3 Million	91 days
4 Million	121 days
5 Million	151 days
6 Million	181 days
7 Million	211 days
8 Million	241 days
9 Million	271 days
10 Million	300 days

A copy of the Promissory Note is attached hereto as Exhibit 99.1, and a copy of the Warrant is attached hereto as Exhibit 99.2.

On September 1, 2006, the Company and Dr. Stephen Barnhill, the Company’s Chief Executive Officer, entered into an amendment to Dr. Barnhill’s employment agreement whereby Dr. Barnhill will waive receipt of compensation deferred pursuant to Dr. Barnhill’s employment agreement in exchange for a one time payment of $5,000.00. A copy of the amendment to Dr. Barnhill’s employment agreement is attached hereto as Exhibit 99.3.

On September 1, 2006, the Company and certain holders of promissory notes (the “Notes”) previously issued by the Company entered into amendments to extend deferment of all remaining payments due under the Notes until September 1, 2008. The Notes were issued by the Company in July 2004 as consideration for the purchase of interests in the support vector machine patent portfolio. As of September 1, 2006, the Notes had aggregate remaining principal of approximately $322,000.00 due in October 2007, with accrued but unpaid interest of approximately $38,000. The deferred amounts will continue to accrue interest at a rate of 18%, which will be paid in shares of the Company’s common stock valued at $0.24 per share. The form of amendment is attached hereto as Exhibit 99.4.

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Item 3.02 Unregistered Sales of Equity Securities

On September 1, 2006, in connection with the issuance of the Promissory Note to William F. Quirk, Jr., the Company issued 10,000,000 warrants to purchase shares of common stock of the Company to Mr. Quirk at an exercise price of $0.16 per share.

The warrants have not been registered under the Securities Act of 1933, as amended, and until so registered the warrants or shares of common stock into which the warrants may be converted may not be offered or sold in the United States absent registration or the availability of an applicable exemption from registration.

The warrants described above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. Based on the information provided by Mr. Quirk, he qualifies as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

This announcement is not an offer to sell securities of the Company.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1 Promissory Note issued by Health Discovery Corporation on September 1, 2006 in favor of William F. Quirk.

Exhibit 99.2 Warrant Agreement by and between Health Discovery Corporation and William F. Quirk, dated as of September 1, 2006.

Exhibit 99.3 Amendment to Employment Agreement of Stephen Barnhill, M.D., dated as of September 1, 2006.

Exhibit 99.4 Form of Second Amendment to Promissory Note

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: September 5, 2006	By: /s/ Daniel Furth
Daniel Furth
Executive Vice President

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Exhibit 99.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER SECURITIES LAWS, AND IT MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS SO REGISTERED OR UNLESS SOLD PURSUANT TO AN EXEMPTION THEREFROM. THIS NOTE MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN THIS NOTE.

$1,000,000	September 1, 2006

FOR VALUE RECEIVED, the undersigned, HEALTH DISCOVERY CORPORATION (the “Company”), a Texas corporation, hereby promises to pay to the order of William F. Quirk or his, her or its permitted, registered assigns (the “Holder”), the principal sum of One Million Dollars ($1,000,000.00) on (i) September 1, 2008, or (ii) when declared due and payable by the Holder upon the occurrence of an Event of Default (as defined below) (in the case of either (i) or (ii), the “Maturity Date”).

This Note shall bear a simple rate of interest equal to five percent (5%) per annum, payable in arrears on the Maturity Date. Principal and interest, if any, shall be payable in lawful money of the United States of America at such place as the Holder may designate from time to time in writing to the Company. Any payment of principal which is not paid when due shall bear interest until paid at a simple rate of interest equal to eight percent (8%) per annum; provided, however, that delinquent installments of interest shall not bear interest if and to the extent prohibited by applicable law. Any interest required to be paid due to a delinquent payment shall be computed on the basis of a three hundred sixty five day year and for the actual number of days elapsed. The entire principal hereof, together with all accrued and unpaid interest hereon shall be due and payable on the Maturity Date. All payments received from the Company by Holder shall be first applied to interest to the extent then accrued then to principal.

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1.    Definitions. As used in this Note, the following terms have the following meanings:

1.1    “Change of Control” means the consummation of (i) a merger, consolidation, share exchange, combination, reorganization, or like transaction involving the Company in which the shareholders of the Company immediately prior to such transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding capital stock of the Company or its successor immediately after such transaction, or (ii) the sale or transfer (other than as security for the Company's obligations) of all or substantially all of the assets of the Company in any transaction or a series of related transactions, in which the Company, any corporation controlled by the Company, or the shareholders of the Company immediately prior to the transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding equity securities of the acquirer immediately after the transaction.

1.2    “Company” shall include any corporation which shall succeed to or assume the obligations of the Company under this Note.

1.3    “Holder,” when the context refers to a holder of this Note, shall mean any person who shall at the time be the registered holder of this Note.

2.    Events of Default. If any of the events specified in this Section 2 shall occur (herein individually referred to as an “Event of Default”), the Holder of the Note may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable in cash, by notice in writing to the Company:

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2.1.    Default in the payment of the principal or unpaid accrued interest of this Note when due and payable if such default is not cured by the Company within thirty (30) days after the Holder has given the Company written notice of such default; or

2.2.    Upon a Change of Control; provided; however, that no Event of Default shall be deemed to have occurred if the Holder approves such Change of Control; or

2.3.    The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or

2.4.    If, within ninety (90) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation or dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within ninety (90) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.

3.    Collateral. Until all amounts due under this Note are paid, the Holder of this Note shall retain a security position in the assets of the Company, subordinate and subject to prior liens granted by the Company in favor of Curtis Anderson, Joe McKenzie, Memorial Health Trust, Inc., Jules Paderewski, James Roberts and Julian Stern, including any patents resulting from discoveries or applications related to or arising from the assets. Holder agrees to execute such documents as are reasonably requested by the Company to release such security interest when Holder no longer has a right to receive payments under this Note.

4.    Prepayment.

4.1.    At any time prior to the Maturity Date, the Company has the right, at the Company’s option, to prepay the remaining balance of the Note and any accrued but unpaid interest, without penalty, prepayment premium or payment of unearned interest (the “Prepayment”).

4.2.    Prepayment Procedure. Before the Company shall be entitled to prepay the Note in accordance with Section 4.1 above, it shall give written notice to the Holder, notifying the Holder of its desire to exercise its right of Prepayment and specifying the remaining balance of the Note and the date on which such Prepayment will occur (the “Prepayment Closing Date”). On the Prepayment Closing Date, the Company will pay to the Holder in cash or other immediately available funds an amount equal to the remaining balance of the Note plus any accrued but unpaid interest and the Holder shall deliver to the Company the Note.

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4.3.    Surrender of Warrants. Upon Prepayment, Holder shall surrender any unvested warrants pursuant to the Warrant Agreement between the Company and Holder, dated as of September 1, 2006.

5.    Restrictions on Transfer of the Note. This Note may only be transferred in compliance with the terms and conditions of this Note, and the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit any permitted and registered successors, assigns, heirs, administrators and transferees of the parties. Subject to the limitations contained in the following sentence, the Holder may transfer its interest to any other Lender, to one of the Holder’s affiliates or to the Company. In addition to these transfer restrictions, each Holder must comply with all relevant federal and state securities laws, and, if the Company requires, provide an opinion of counsel reasonably satisfactory to the Company that any requested transfer does not violate federal or state securities laws.

6.    Lost or Destroyed Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company will issue a new Note, in the amount of the unpaid principal balance of the lost, stolen, destroyed or mutilated Note, in lieu of such lost, stolen, destroyed or mutilated Note.

7.    Expenses; Waivers; Amendment. If action is instituted to collect this Note, the Company promises to pay all reasonable costs and expenses, including without limitation reasonable attorneys’ fees and costs, incurred in respect with such action. The Company hereby waives notice of default, presentation or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Note. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and Holder.

8.    Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if faxed or mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth below. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above and shall be deemed to have been received when delivered.

If to Company:	Health Discovery Corporation 5501 ½ Abercorn Street Savannah, GA 31405 Attn: Dan Furth Facsimile: __________________________

If to Holder:

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9.    No Shareholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent, except as provided herein, or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company; and no dividends shall be payable or accrued in respect of this Note or the interest represented hereby.

10.    Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Georgia, excluding that body of law relating to conflict of laws.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be issued this 1st day of September, 2006.

HEALTH DISCOVERY CORPORATION By: /s/ Daniel Furth Daniel Furth Executive Vice President

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Exhibit 99.2

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

September 1, 2006

10,000,000 shares	Warrant No. _______

HEALTH DISCOVERY CORPORATION
WARRANT

THIS IS TO CERTIFY THAT William F. Quirk (the “Holder”), or its permitted assigns, is entitled, at any time prior to the Expiration Date (as hereinafter defined), to purchase from HEALTH DISCOVERY CORPORATION, a Texas corporation (the “Company”) (the Company and the Holder are hereinafter referred to collectively as the “Parties” and individually as a “Party”), 10,000,000 shares of Common Stock (as hereinafter defined and subject to adjustment as provided herein) at a purchase price of $0.16 per share as adjusted as provided herein, the “Exercise Price”), on the terms and conditions and pursuant to the provisions hereinafter set forth.

1.    DEFINITIONS

As used in this Warrant, the following terms have the respective meanings set forth below:

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company after the date hereof, other than Warrant Stock.

“Business Day” shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of Georgia.

“Commission” shall mean the Securities and Exchange Commission or any other federal agency then administering the Securities Act and other federal securities laws.

“Common Stock” shall mean (except where the context otherwise indicates) the common stock, no par value, of the Company as constituted on the date hereof, and any capital stock into which such Common Stock may thereafter be changed, and shall also include (i) capital stock of the Company of any other class (regardless of how denominated) issued to the holders of shares of Common Stock upon any reclassification thereof which is also not preferred as to dividends or assets over any other class of stock of the Company and which is not subject to redemption, and (ii) shares of common stock of any successor or acquiring corporation (as defined in Section 4.3) received by or distributed to the holders of Common Stock of the Company in the circumstances contemplated by Section 4.3.

“Convertible Securities” shall mean evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable, with or without payment of additional consideration in cash or property, for Additional Shares of Common Stock, either immediately or upon the occurrence of a specified date or a specified event.

“Current Market Price” shall mean, in respect of any share of Common Stock on any date herein specified (i) the average of the last reported closing bid and asked prices on such day on the Over-the-Counter Bulletin Board (“OTCBB”), (ii) if not listed on the OTCBB, the closing sales price on such day on the principal stock exchange or quotation system on which such Common Stock is listed or admitted to trading, (iii) if no sale takes place on such day on the OTCBB or any such exchange, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, or the closing sales price on such day on any such exchange or quotation system on which the Common Stock is listed or admitted for trading, or (iv) if the Common Stock is not listed or admitted for trading on in the over-the-counter market or any exchange, then as reasonably determined by the Board of Directors of the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Exercise Period” shall mean the period during which this Warrant is exercisable pursuant to Section 2.1.

“Expiration Date” shall mean September 1, 2009.

“Outstanding” shall mean, when used with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all issued shares of Common Stock, except shares then owned or held by or for the account of the Company or any subsidiary thereof.

“Person” shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Trading Day(s)” shall mean any day on which the primary market on which such shares of Common Stock are listed is open for trading.

“Warrants” shall mean this Warrant and all warrants issued upon transfer, division or combination of, or in substitution for, any thereof. All Warrants shall at all times be identical as to terms and conditions and date, except as to the number of shares of Common Stock for which they may be exercised.

“Warrant Price” shall mean an amount equal to (i) the number of shares of Common Stock being purchased upon exercise of this Warrant pursuant to Section 2.1, multiplied by (ii) the Exercise Price.

“Warrant Stock” shall mean the shares of Common Stock purchased by the holders of the Warrants upon the exercise thereof.

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2.    EXERCISE OF WARRANT

2.1.    Manner of Exercise; Vesting.

(a)     From and after the date hereof and until 5:30 P.M., Eastern time on the Expiration Date, the Holder may exercise this Warrant, for all or any part of the number of shares of Common Stock purchasable hereunder as provided in Section 2.1(d) below.

(b)    In order to exercise this Warrant, in whole or in part, the Holder shall deliver to the Company at its office at 5501 ½ Abercorn Street, Savannah, GA 31405, or at the office or agency designated by the Company pursuant to Section 14, (i) a written notice of the Holder’s election to exercise this Warrant, (ii) a sum equal to the Exercise Price therefore either (A) in cash, by certified check or cashier’s check or by wire transfer to an account designated by the Company, or (B) as, and to the extent permitted under Section 13(k) of the Securities Exchange Act of 1934 (Section 402 of the Sarbanes-Oxley Act of 2002), in cash from a broker, dealer or other “creditor” as defined by Regulation T issued by the Board of Governors of the Federal Reserve System, and (iii) this Warrant. Such notice shall be substantially in the form of the Notice of Exercise appearing at the end of this Warrant as Exhibit A, duly executed by the Holder or its agent or attorney. Upon receipt thereof, the Company shall, as promptly as practicable, and in any event within five (5) Business Days thereafter, issue or cause to be issued and deliver or cause to be delivered to the Holder a certificate or certificates representing the aggregate number of full shares of Common Stock issuable upon such exercise, together with cash in lieu of any fraction of a share, as hereinafter provided. The stock certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as such Holder shall request in the notice and shall be registered in the name of the Holder or, subject to Section 8, such other name as shall be designated in the notice. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the notice, together with the cash or check or checks and this Warrant, is received by the Company as described above and all taxes required to be paid by the Holder, if any, pursuant to Section 2.2 prior to the issuance of such shares have been paid (such date, the “Date of Exercise”). Notwithstanding any provision herein to the contrary, the Company shall not be required to register shares in the name of any Person who acquired this Warrant (or part hereof) or any Warrant Stock otherwise than in accordance with this Warrant. If the Company fails to deliver to the Holder the required Warrant Stock in accordance with and pursuant to this Section by the fifth Trading Day after the Date of Exercise, then the Holder will have the right to rescind such exercise.

(c)    The Company’s obligations to issue and deliver Warrant Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Stock.

(d)   The Warrants shall vest and become purchasable pursuant to Section 1.2(a) in accordance with the following schedule:

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Total Vested	Vesting Date
1 Million	Immediately
2 Million	46 days
3 Million	91 days
4 Million	121 days
5 Million	151 days
6 Million	181 days
7 Million	211 days
8 Million	241 days
9 Million	271 days
10 Million	300 days

2.2.    Payment of Taxes. All shares of Common Stock issuable upon the exercise of this Warrant pursuant to the terms hereof shall be validly issued, fully paid and nonassessable and without any preemptive rights. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issue or delivery thereof, unless such tax or charge is imposed by law upon the Holder, in which case such taxes or charges shall be paid by the Holder. The Holder or its transferee shall pay any transfer tax due and payable in respect of a transfer of this Warrant or the Warrant Stock to a party other than the Holder.

2.3.    Fractional Shares. The Company shall not be required to issue a fractional share of Common Stock upon the exercise of this Warrant. As to any fraction of a share which the Holder of one or more Warrants, the rights under which are exercised in the same transaction, would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to the same fraction of (x) the Current Market Price per share of Common Stock on the Date of Exercise, so long as there continues to be a public market for the Common Stock, or (y) in the event there is no public market for the Common Stock, the fair market value thereof as reasonably determined by the Board of Directors of the Company.

3.     TRANSFER; DIVISION AND COMBINATION

3.1.    Transfer. Subject to compliance with Section 10, transfer of this Warrant and all rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the principal office of the Company specified in Section 2.1 or the office or agency designated by the Company pursuant to Section 14. Upon such surrender, the Company shall, subject to Section 8, execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned in compliance with Section 8, may be exercised by a new Holder for the purchase of shares of Common Stock without having a new Warrant issued.

3.2.    Division and Combination. Subject to Section 8, this Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office or agency of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 3.1 and with Section 8, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

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3.3.    Expenses. The Company shall prepare, issue and deliver at its own expense the new Warrant or Warrants to be delivered under this Section 3.

3.4.    Maintenance of Books. The Company agrees to maintain, at its aforesaid office or agency, books for the registration and the registration of transfer of the Warrants.

4.    ADJUSTMENTS

The number of shares of Common Stock for which this Warrant is exercisable, or the price at which such shares may be purchased upon exercise of this Warrant, shall be subject to adjustment from time to time as set forth in this Section 4. The Company shall give each Holder notice of any event described below which requires an adjustment pursuant to this Section 4 at the time of such event.

4.1.    Capital Adjustments. The number of shares of Warrant Shares and the Exercise Price shall be deemed automatically adjusted equitably and proportionately to reflect any stock dividend, stock split, reverse stock dividend or reverse stock split, or any capital reorganization or recapitalization of the Company.

4.2.    Other Provisions Applicable to Adjustments under this Section. The following provisions shall be applicable to the making of adjustments of the number of shares of Common Stock for which this Warrant is exercisable and the Exercise Price provided for in this Section 4:

(a)    When Adjustments to Be Made. The adjustments required by this Section 4 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment of the number of shares of Common Stock for which this Warrant is exercisable that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of Common Stock, as provided for in Section 4.1) up to, but not beyond the date of exercise if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% of the shares of Common Stock for which this Warrant is exercisable immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 4 and not previously made, would result in a minimum adjustment or on the date of exercise. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(b)    When Adjustment Not Required. If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(c)    Escrow of Warrant Stock. If after any property becomes distributable pursuant to this Section 4 by reason of the taking of any record of the holders of Common Stock, but prior to the occurrence of the event for which such record is taken, and the Holder exercises this Warrant, any Additional Shares of Common Stock issuable upon exercise by reason of such adjustment shall be deemed the last shares of Common Stock for which this Warrant is exercised (notwithstanding any other provision to the contrary herein) and such shares or other property shall be held in escrow for the Holder by the Company to be issued to the Holder upon and to the extent that the event actually takes place, upon payment of the Exercise Price. Notwithstanding any other provision to the contrary herein, if the event for which such record was taken fails to occur or is rescinded, then such escrowed shares shall be cancelled by the Company and escrowed property returned.

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4.3.    Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. If the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation or other business entity (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock of the Company), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation or other business entity (each a “Material Transaction”) and, pursuant to the terms of shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Common Stock of the Company, then each Holder shall have the right thereafter to receive, upon exercise of such Warrant, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such Material Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event. In case of any such Material Transaction, at the Holder’s option and request, any successor to the Company or surviving entity shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder in order to provide for adjustments of shares of Common Stock for which this Warrant is exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 4 and issue to the Holder a new warrant substantially in the form of this Warrant and consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Other Property for the aggregate Current Market Price upon exercise thereof. For purposes of this Section 4.3, “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 4.3 shall similarly apply to successive Material Transaction.

5.    NOTICES TO WARRANT HOLDERS

5.1.    Notice of Adjustments. Whenever the number of shares of Common Stock for which this Warrant is exercisable, or whenever the price at which a share of such Common Stock may be purchased upon exercise of the Warrants, shall be adjusted pursuant to Section 4, the Company shall forthwith prepare a certificate to be executed by the chief executive officer or chief financial officer of the Company setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated, specifying the number of shares of Common Stock for which this Warrant is exercisable and (if such adjustment was made pursuant to Section 4.3) describing the number and kind of any other shares of stock or Other Property for which this Warrant is exercisable, and any change in the purchase price or prices thereof, after giving effect to such adjustment or change. The Company shall promptly cause a signed copy of such certificate to be delivered to each Holder in accordance with Section 14.2. The Company shall keep at its office or agency designated pursuant to Section 11 copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any Holder or any prospective purchaser of a Warrant designated by a Holder thereof.

6

5.2.    Notice of Corporate Action. If at any time:

(a)    the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend (other than a cash dividend payable out of earnings or earned surplus legally available for the payment of dividends under the laws of the jurisdiction of incorporation of the Company) or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right;

(b)    there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another corporation; or

(c)    there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases, the Company shall give to the Holder (i) at least ten (10) days’ prior written notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least ten (10) days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Common Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (B) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up. Each such written notice shall be sufficiently given if addressed to the Holder and delivered in accordance with Section 14.2.

6.	RESERVATION AND AUTHORIZATION OF COMMON STOCK; REGISTRATION WITH OR APPROVAL OF ANY GOVERNMENTAL AUTHORITY

6.1.    Reservation of Shares. From and after the Date hereof, the Company shall at all times reserve and keep available for issuance upon the exercise of Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants. All shares of Common Stock which shall be so issuable, when issued upon exercise of this Warrant and payment therefor in accordance with the terms of such Warrant, shall be duly and validly issued and fully paid and nonassessable, and not subject to preemptive rights.

6.2.    Authorization. Before taking any action which would result in an adjustment in the number of shares of Common Stock for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

7

7.    TAKING OF RECORD; STOCK AND WARRANT TRANSFER BOOKS

In the case of all dividends or other distributions by the Company to the holders of its Common Stock with respect to which any provision of Section 4 refers to the taking of a record of such holders, the Company will in each such case take such a record and will take such record as of the close of business on a Business Day. The Company will not at any time, except upon dissolution, liquidation or winding up of the Company, close its stock transfer books or Warrant transfer books so as to result in preventing or delaying the exercise or transfer of this Warrant.

8.    RESTRICTIONS ON TRANSFERABILITY

The Holder hereby acknowledges that neither this Warrant nor any of the securities that may be acquired upon exercise of this Warrant have been registered or qualified under the Securities Act or under the securities laws of any state. The Holder acknowledges that, upon exercise of this Warrant, the securities to be issued upon such exercise may be subject to applicable federal and state securities (or other) laws requiring registration, qualification or approval of governmental authorities before such securities may be validly issued or delivered upon notice of such exercise. The restrictions imposed by this Section 8 upon the exercise of this Warrant shall cease and terminate as to any particular shares of Warrant Stock (i) when such securities shall have been effectively registered and qualified under the Securities Act and all applicable state securities laws and disposed of in accordance with the registration statement covering such securities, or (ii) when, in the reasonable opinion of counsel for the Company, such restrictions are no longer required in order to ensure compliance with the Securities Act and all applicable state securities laws.

9.    SUPPLYING INFORMATION

The Company shall cooperate with each Holder of a Warrant and each holder of Warrant Common Stock in supplying such information as may be reasonably necessary for such holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of the Warrant or Warrant Stock.

10.    LOSS OR MUTILATION

Upon receipt by the Company from any Holder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant and indemnity reasonably satisfactory to it, and in case of mutilation upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant of like tenor to such Holder; provided, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

11.     OFFICE OF COMPANY

As long as any of the Warrants remain outstanding, the Company shall maintain an office or agency (which may be the principal executive offices of the Company) where the Warrants may be presented for exercise, registration of transfer, division or combination as provided in this Warrant.

8

12.    FILINGS

So long as the Company has a class of equity securities registered pursuant to the Exchange Act, the Company will file on or before the required date all regular or periodic reports (pursuant to the Exchange Act) required to be filed with the Commission pursuant to the Exchange Act and will deliver to the Holder promptly upon their becoming available (unless such reports are available through the Commission’s EDGAR system) one copy of each report, notice or proxy statement sent by the Company to its stockholders generally, and of each regular or periodic report (pursuant to the Exchange Act) and any registration statement or prospectus (pursuant to the Securities Act), filed by the Company with (a) the Commission or (b) any securities exchange on which shares of Common Stock are listed.

13.    NO RIGHTS AS STOCKHOLDERS; LIMITATIONS OF LIABILITY

Except as otherwise provided herein, this Warrant shall not entitle the Holder to any rights as a stockholder of the Company, including, without limitation, the right to vote, to receive dividends and other distributions or to receive notice of or attend meetings of stockholders or any other proceedings of the Company unless and to the extent exercised for shares of Common Stock in accordance with the terms hereof. No provision hereof, in the absence of affirmative action by the Holder to exercise its rights to purchase shares of Common Stock hereunder, and no enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

14.     MISCELLANEOUS

14.1.    Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. If the Company fails to make, when due, any payments provided for hereunder, or fails to comply with any other provision of this Warrant, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

14.2     Notice Generally. Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Warrant shall be sufficiently given or made if in writing and either delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback, addressed as follows:

If to the Company:	Health Discovery Corporation 5501 ½ Abercorn Street Savannah, GA 31405 Attn: Dan Furth Facsimile: ______________________

9

With a Copy to:	Powell, Goldstein, Frazer & Murphy LLP One Atlantic Center Fourteenth Floor 1201 West Peachtree Street, NW Atlanta, GA 30309-6999 Attn: Todd Wade, Esq. Facsimile: (404) 572-6999

If to the Holder:	_________________________ _________________________ _________________________ _________________________ _________________________

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile prior to 6:30 p.m. (Eastern time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile on a day that is not a Business Day or later than 6:30 p.m. (Eastern time) on any Business Day, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.

14.3.    Remedies. Each holder of Warrant and Warrant Stock, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

14.4.    Successors and Assigns. Subject to the provisions of Sections 3.1 and 8, this Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and, with respect to Section 8 hereof, holders of Warrant Stock, and shall be enforceable by any such Holder or holder of Warrant Stock.

14.5.    Amendment. This Warrant may be modified or amended or the provisions hereof waived by the written consent of both the Company and the Holder.

14.6    Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.

14.7    Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

10

14.8    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia, without regard to the principles of conflicts of law thereof. Each party agrees that all proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) (each a “Proceeding”) shall be commenced exclusively in the state and federal courts sitting in Atlanta, Georgia. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Atlanta, Georgia for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Warrant), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Warrant or the transactions contemplated hereby.

[Remainder of Page Left Blank]

11

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed and as of the day and year first above written.

HEALTH DISCOVERY CORPORATION By: /s/ Stephen Barnhill, M.D. Stephen Barnhill, M.D. Chief Executive Officer

12

EXHIBIT A

NOTICE OF EXERCISE

TO: HEALTH DISCOVERY CORPORATION

(1)    The undersigned hereby elects to purchase _______ shares of common stock of HEALTH DISCOVERY CORPORATION, pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full.

(2)    In exercising this Warrant, the undersigned hereby confirms and acknowledges that the Shares are being acquired solely for the account of the undersigned and not as a nominee for any other party, for investment, and not with a view to or for sale in connection with any distribution of such Shares, and that the undersigned will not offer, sell or otherwise dispose of any such Shares except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

(3)    Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Name)

(4)    Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

(Name)

(Date)	(Signature)

13

Exhibit 99.3

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT is made as of September 1, 2006 (the “Amendment”), by and between Stephen D. Barnhill, M.D. (the “Employee”) and Health Discovery Corporation, a Texas corporation (the “Employer”).

RECITALS

A.    The Employer executed and delivered to Employee that certain Employment Agreement dated as of September 15, 2003 (the “Employment Agreement”). The Employment Agreement provides that Employer will employ Employee for a period of five (5) years, unless earlier terminated, under the terms and conditions set forth therein.

B.    The Employer and Employee agreed to an amendment to the terms of compensation pursuant to that certain First Amendment to Employment Agreement dated as of December 30, 2005 (the “First Amendment”).

C.    The Employer has negotiated a loan in the principal amount of $1,000,000.00 (the “Loan”) the proceeds of which will be used for general working capital purposes, and one condition of the Loan is Employee’s execution of this Amendment.

D.    The Employer has requested, and the Employee has agreed to, an amendment to the terms of compensation evidenced by the Employment Agreement, and the parties wish to memorialize their agreement in writing.

E.    As consideration for entering into this Amendment, Employer shall pay Employee $5,000.00 as payment for the waiver of all deferred compensation owed to Employee and will indemnify Employee for all associated taxes incurred thereon other than federal and state income taxes.

NOW, THEREFORE, for and in consideration of the mutual agreements herein stated, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Employer and Employee agree as follows:

1.	Section 3.1 shall be deleted and replaced with the following:

3.1    Salary. Employer shall pay Employee a base gross salary at the rate of $10,000 per month, payable in accordance with Employer’s customary payment policy.

2.    Employee hereby waives all deferred compensation owed to Employee by Employer, and Employer hereby agrees to indemnify Employee for all taxes, other than federal and state income taxes, incurred by Employee as a result of this Amendment.

3.    Effective Time. This Amendment shall become effective upon the receipt of the proceeds of the Loan.

4.    No Other Amendment or Waiver. The Employment Agreement, as amended by the First Amendment and by this Amendment, remains in full force and effect in accordance with its terms, and Employer and Employee hereby ratify and confirm the same.

5     Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one instrument.

6.    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

7.    Section References. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Employer and Employee have executed this Amendment as of the day and year first written above.

EMPLOYEE /s/ Stephen D. Barnhill, M.D. Stephen D. Barnhill, M.D., CEO HEALTH DISCOVERY CORPORATION By: /s/ Daniel Furth Name: Daniel Furth Title: Executive Vice President

Exhibit 99.4

FORM OF
SECOND AMENDMENT TO PROMISSORY NOTE

THIS SECOND AMENDMENT TO PROMISSORY NOTE is made as of September 1, 2006 (the “Amendment”), by and between _________ (the “Holder”) and Health Discovery Corporation, a Texas corporation (the “Company”).

RECITALS

A.    The Company executed and delivered to Holder that certain Promissory Note dated as of July 30, 2004, payable to the order of the Holder in the principal amount of _________ Dollars ($_______) (the “Note”). The Note provides for the principal balance to be paid in full on the sixteenth month anniversary of the Initial Payment Date.

B.    Pursuant to that certain First Amendment to Promissory Note dated as of December 29, 2005 (the “First Amendment”), the Company and Holder agreed to, among other things, an extension of the maturity date of the Note to October 31, 2007.

C.    The Company has negotiated a loan in the principal amount of $1,000,000.00 (the “Loan”), proceeds of which will be used for general working capital purposes, and one condition of the Loan is Holder’s execution of this Agreement.

D.    The Company has requested, and the Holder has agreed to an extension of the maturity date for payment of the indebtedness evidenced by the Note to September 1, 2008, and the parties wish to memorialize their agreement in writing.

NOW, THEREFORE, for and in consideration of the mutual agreements herein stated, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Holder and the Company agree as follows:

1.    Maturity Date.    All references on page 1 of the Note, as amended by the First Amendment, to payments due on the twelfth and sixteenth month anniversary of the Initial payment Date shall be deleted, and September 1, 2008 shall be substituted therefore, which thereby extends the Maturity Date to September 1, 2008.

2.    Holder Conditions.    This Amendment shall not be effective until the Company receives the proceeds of the Loan.

3.    No Other Amendment or Waiver.    The Note, as amended by the First Amendment and this Amendment, remains in full force and effect in accordance with its terms, and Holder and the Company hereby ratify and confirm the same.

4.    Counterparts.    This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one instrument.

5.    Successors and Assigns.   This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

6.    Section References.    Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever.

IN WITNESS WHEREOF, the Holder and the Company have executed this Amendment as of the day and year first written above.

HOLDER HEALTH DISCOVERY CORPORATION By: _________________________________________ Name: Daniel Furth Title: Executive Vice President

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-QSB

[X] Quarterly report under Section 13 or 15(d) of the Securities Exchange Act of 1934
For the quarterly period ended June 30, 2006

[   ] Transition report under Section 13 or 15(d) of the Exchange Act
For the transaction period from ______ to _______

Commission file number 333-62216

HEALTH DISCOVERY CORPORATION
(Exact name of small business issuer as specified in its charter)

Texas	74-3002154
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5501 ½ Abercorn Street Savannah, Georgia	31405
(Address of principal executive offices)	(Zip Code)

912-352-7488
(Issuer's telephone number, including area code)

(Former name, former address and former fiscal year, if changed since the last report)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [  ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
Yes [  ] No [X]

APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY
PROCEEDINGS DURING THE PRECEDING FIVE YEARS

Check whether the registrant filed all documents and reports required to be filed by Section l2, 13 or 15(d) of the Exchange Act after the distribution of securities under a plan confirmed by a court. Yes [  ] No [  ]

APPLICABLE ONLY TO CORPORATE ISSUERS

State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date: 116,163,384 shares of common stock, no par value, were issued and outstanding as of August 10, 2006.

Transitional Small Business Disclosure Format (Check one): Yes [  ] No [X]

TABLE OF CONTENTS

PART I	FINANCIAL INFORMATION	Page

Item 1.	Financial Statements

	Balance Sheet	1

	Statements of Operations	2

	Statements of Cash Flows	3

	Notes to Unaudited Financial Statements	4-7

Item 2.	Management’s Discussion and Analysis or Plan of Operation	7-11

Item 3.	Controls and Procedures	11

PART II	OTHER INFORMATION

Item 1.	Legal Proceedings	11-12

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	12

Item 6.	Exhibits	12-13

	Signatures	14

HEALTH DISCOVERY CORPORATION

Balance Sheet
(unaudited)

Assets

June 30,
2006

Current Assets
Cash	$244,078
Prepaid Expenses and Other Assets	37,020

Total Current Assets	281,098

Equipment, Less Accumulated Depreciation of $10,168	10,046

Other Assets
Patents, Less Accumulated Amortization of $548,895	3,436,900

Total Assets	$3,728,044

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts Payable - Trade	$355,559
Accrued Liabilities	227,036

Total Current Liabilities	582,595

Convertible Notes Payable	665,643
Long-Term Debt	321,911

Total Liabilities	1,570,149

Commitments

Stockholders’ Equity
Common Stock, No Par Value, 200,000,000 Shares Authorized
116,163,384 Shares Issued and Outstanding	10,272,316
Accumulated Deficit	(8,114,421)

Total Stockholders' Equity	2,157,895

Total Liabilities and Stockholders' Equity	$3,728.044

See accompanying notes to unaudited financial statements.

HEALTH DISCOVERY CORPORATION
Statements of Operations
(unaudited)
For the Six Months Ended June 30, 2006 and 2005

	Three	Three	Six	Six
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
Revenues:
Licensing	$70,000	-	175,000	-
Total Revenues	70,000	-	175,000	-
Cost of Sales:
Internal Development	9,654	-	9,654	-

Total Cost of Sales	9,654	-	9,654	-

Gross Profit	60,346	-	165,346	-
Operating Expenses:
Amortization	65,679	62,778	131,359	119,597
Professional and Consulting Fees	174,036	384,057	747,265	832,099
Compensation	200,724	169,612	560,022	369,155
Other General and Administrative Expenses	95,204	198,166	335,415	404,531
Total Operating Expenses	535,643	814,613	1,774,061	1,725,382

Loss From Operations	(475,297)	(814,613)	(1,608,715)	(1,725,382)

Other Income (Expense)
Interest Income	3,169	-	7,999	-
Gains on Restructuring of Accounts Payable	-	-	77,546	-
Interest Expense	(21,107)	(14,391)	(40,852)	(31,542)
Total Other Income (Expense)	(17,938)	(14,391)	44,693	(31,542)

Net Loss	$(493,235)	(829,004)	(1,564,022)	(1,756,924)

Weighted Average Outstanding Shares	116,113,384	99,826,460	115,534,813	92,531,807

Loss Per Share	$(.00)	(.01)	(.01)	(.02)

See accompanying notes to unaudited financial statements.

HEALTH DISCOVERY CORPORATION

Statements of Cash Flows
(unaudited)
For the Six Months Ended June 30, 2006 and 2005

	Six Months	Six Months
	Ended	Ended
	June 30, 2006	June 30, 2005

Cash Flows From Operating Activities:
Net Loss	$(1,564,022)	(1,756,924)
Adjustments to Reconcile Net Loss to Net Cash
Used by Operating Activities:
Stock-based compensation expense	220,158	-
Stock issued for professional and consulting services	365,743	-
Services Exchanged for Common Stock	-	178,876
Gains on Restructuring of Accounts Payable	(77,546)	-
Depreciation and Amortization	134,868	121,720
Increase in Employee Advances	-	(11,216)
Increase in Prepaid Expenses and Other Assets	(19,312)	(18,462)
Increase in Accounts Payable - Trade	220,587	43,042
Increase in Accrued Liabilities	163,717	28,510

Net Cash Used by Operating Activities	(555,807)	(1,414,454)

Cash Flows From Investing Activities:
Purchase of Equipment	(502)	(5,881)
Amounts Paid to Acquire Patents	-	(293,738)

Net Cash Used by Investing Activities	(502)	(299,619)

Cash Flows From Financing Activities:
Repayments of Notes Payable	(26,780)	(293,279)
Proceeds from Sales of Common Stock, Net Proceeds from Exercise of Stock Options and Warrants	100,000 8,000	2,358,500 -

Net Cash Provided by Financing Activities	81,220	2,065,221

Net Increase (Decrease) in Cash	(475,089)	351,148

Cash, at Beginning of Period	719,167	163,477

Cash, at End of Period	$244,078	514,625

Non-Cash Investing and Financing Transactions:
Patents Purchased Using Debt	$-	185,272
Stock Issued for Professional and Consulting Services	$365,743	238,276
Stock-based compensation expense	$220,158	-
Non-cash Stock Issuance Costs	$-	166,451
Warrants Issued in Restructuring of Accounts Payable	$55,454	-
Stock Issued for Convertible Notes Payable	$-	409,616

Supplemental disclosures of cash flow information:
Cash Paid for Interest	$1,056	2,774

See accompanying notes to unaudited financial statements.

HEALTH DISCOVERY CORPORATION

Notes to Unaudited Financial Statements

Note A - BASIS OF PRESENTATION

Health Discovery Corporation (the “Company”) is a biotechnology-oriented company that has acquired certain rights to patents and has patent pending applications for certain machine learning tools used for diagnostic and drug discovery. The Company licenses the use of its patented protected technology or may develop specific learning tools to sell to third parties. The Company was reported on as a development stage corporation through December 31, 2004.

The accounting principles followed by the Company and the methods of applying these principles conform with accounting principles generally accepted in the United States of America (GAAP). In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates.

The interim financial statements included in this report are unaudited but reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position and results of operations for the interim periods presented. All such adjustments are of a normal recurring nature. The results of operations for the period ended June 30, 2006 are not necessarily indicative of the results of a full year’s operations. For further information, refer to the financial statements and footnotes included in the Company’s annual report on Form 10-KSB for the year ended December 31, 2005.

RECLASSIFICATIONS

Certain amounts from 2005 have been reclassified to conform to the presentation used in 2006.

Note B - NET LOSS PER SHARE

Basic Earnings Per Share (“EPS”) includes no dilution and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings or losses of the entity. Due to the net loss in all periods presented, the calculation of diluted per share amounts would result in an anti-dilutive result and therefore is not presented.

Note C - STOCK-BASED COMPENSATION

Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment (“SFAS No. 123(R)”) using the modified prospective transition method provided for under the standard. SFAS 123(R) establishes accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as expense over the employee’s requisite service period. We had previously applied Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations and provided the required pro forma disclosures of SFAS No. 123.

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation for periods presented prior to the Company’s adoption of Statement 123(R):

HEALTH DISCOVERY CORPORATION

Notes to Unaudited Financial Statements, continued

Note C - STOCK-BASED COMPENSATION, continued

	Three months ended	Six months ended
	June 30, 2005	June 30, 2005

Net loss as reported	$(829,004)	$(1,756,924)

Deduct: Stock-based Expense Determined Under Fair Value Based Method for Employee Stock Options	-	-

Proforma Net Loss	$(829,004)	$(1,756,924)

Stock-based Expense Included in Net Loss	$163,276	$238,276

Loss Per Share:
Basic - As Reported	$(.01)	$(.02)
Basic - Proforma	$(.01)	$(.02)

Stock-based expense included in our net loss for the three and six months ended June 30, 2006 consisted of $90,314 and $585,901, respectively, in compensatory warrants and options for professional and consulting services and compensation. Stock-based expense included in our net loss for the three and six months ended June 30, 2005 consisted of $163,276 and $238,276, respectively, for the issuance of common stock to consultants for services.

As of June 30, 2006, there was approximately $621,012 of unrecognized cost related to stock option and warrant grants. The cost is to be recognized over the remaining vesting periods that averages approximately 2 years.

The Company granted 2,000,000 options during the first quarter of 2006. The fair value of each option granted in 2006 was $0.11 and was estimated on the date of grant using the Black-Scholes pricing model with the following assumptions: dividend yield at 0%, risk-free interest rate of 5.00%, an expected life of 10 years, and volatility of 133%. Expected option lives and volatilities used in the fair valuation calculations are based on historical data of the Company and the related expense is recognized on a straight-line basis over the vesting period. No options were granted in the second quarter of 2006 or during the six month period ending June 30, 2005.

The following schedule summarizes stock option activity for the six months ended June 30, 2006:

	Option	Weighted Average
	Shares	Exercise Price

Outstanding, December 31, 2005	2,500,000	$0.08
Granted	2,000,000	0.11
Exercised	(600,000)	0.01
Forfeited	(400,000)	0.10

Outstanding, June 30, 2006	3,500,000	$0.11

The weighted average remaining life of the outstanding options at June 30, 2006 is 10 years.

There were 1,750,000 options exercisable at June 30, 2006. The exercisable options have a weighted average exercise price of $0.11 and a weighted average remaining life of 10 years.

HEALTH DISCOVERY CORPORATION

Notes to Unaudited Financial Statements, continued

Note C - STOCK-BASED COMPENSATION, continued

Information about warrants outstanding at June 30, 2006 is summarized below:

Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (years)	Number Exercisable	Weighted Average Remaining Contractual Life (years) of Exercisable Warrants
$0.01	1,200,000	1	600,000	1
$0.08	600,000	1	600,000	1
$0.10	565,000	3	365,000	3
$0.11	1,000,000	3	500,000	3
$0.12	150,000	3	150,000	3
$0.13	5,500,000	5	2,500,000	3
$0.15	1,000,000	3	1,000,000	3
$0.20	500,000	2	500,000	2
$0.22	500,000	3	500,000	3
$0.24	32,546,250	3	32,546,250	3
$0.35	15,235,000	1	15,235,000	1
	58,796,250		54,496,250

During 2006, the Company issued 2,600,000 warrants to consultants and other service providers with a weighted-average exercise price of $0.13 per share. A total of $258,724 was recorded as Paid in Capital for Compensatory Warrants. The warrants became exercisable upon issuance.

The Company issued 3,000,000 warrants to two directors with an exercise price of $0.13 per share. A total of $29,625 was recorded as Paid in Capital for Compensatory Warrants. The warrants vest at a rate of 500,000 warrants (250,000 warrants for each director) after satisfactory completion of each 6 months of service until 3 years of service has been completed. The expense is being recorded over the service period.

The Company issued 1,000,000 warrants to a director with an exercise price of $0.15 per share in conjunction with a common stock sale. The Company has ascribed no value to the warrants associated with the common stock sale described in Note E.

The Company issued 765,000 warrants to three of its service providers with a weighted-average exercise price of $0.11 in settlement of certain accounts payable due to the service providers. The Company recorded a total of $55,454 as Paid in Capital for Compensatory Warrants and recognized total gains of $77,546 as a result of the restructuring the accounts payable amounts.

In addition, the Company recorded a total of $16,916 during 2006 as Paid in Capital for Compensatory Warrants associated with previous warrant grants that have not fully vested. The expense is being recorded over the service period.

During the second quarter of 2006, the Company issued 500,000 warrants to two employee members of its Scientific Advisory Board. These warrants vest over a one-year period and have an exercise price of $0.11. The Company also issued 200,000 warrants to a service provider in exchange for professional services. These warrants vest over a two-year period and have an exercise price of $0.10. The estimated value of these warrants is being recorded to expense over the respective service periods.

Note D - PATENTS

The Company has acquired a group of patents related to biotechnology and certain machine learning tools used for diagnostic and drug discovery. Additionally, legal costs associated with patent acquisitions and the application process are also capitalized as a part of patents. The Company has recorded as other assets $3,436,900 in patents and patent related costs, net of $548,895 in accumulated amortization, at June 30, 2006.

HEALTH DISCOVERY CORPORATION

Notes to Unaudited Financial Statements, continued

Note D - PATENTS, continued

Amortization charged to operations for the six months ended June 30, 2006 and 2005 was $131,359 and $119,597, respectively. Amortization charged to operations for the three months ended June 30, 2006 and 2005 was $65,679 and $62,778, respectively. The weighted average amortization period for patents is 14 years. Estimated amortization expense for the next five years is $262,575 per year.

Note E - STOCKHOLDERS’ EQUITY

During the first quarter of 2006, the Company issued 600,000 shares of its common stock upon the exercise of stock options. Proceeds from the exercise totaled $6,000.

In addition, the Company sold 1,000,000 shares of its common stock to one of its directors for $100,000. The shares were sold for $0.10 per share which was the closing price of the stock on the date of the sale. As part of the purchase, the director also received warrants to purchase an additional 100,000 shares of the Company’s common stock at a fixed price of $0.15 per share until December 2008. No portion of the proceeds was assigned to the value of the warrants because the exercise price of the warrants exceeded the market value of the underlying common stock on the date of purchase.

During the second quarter of 2006, 200,000 warrants were exercised at $0.01 each. The Company issued 200,000 shares of its common stock and recorded the proceeds of $2,000.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Corporate Overview

Our Company is uniquely positioned in the field of pattern recognition technology. Through the application of our patent protected technology, the Company is a biology-oriented biomarker and pathway discovery company providing all aspects of First-Phase Biomarker Discovery. Our primary business consists of licensing that intellectual property and working with prospective customers on the development of varied products that utilize pattern recognition tools. We also endeavor to develop our own product line of newly discovered biomarkers and pathways that include human genes and genetic variations, as well as gene, protein, and metabolite expression differences. In drug discovery, biomarkers can help elicit disease targets and pathways and validate mechanisms of drug action. They may also be pharmacodynamic indicators of drug activity, response and toxicity for use in clinical development.

We intend to provide pharmaceutical and diagnostic companies with all aspects of first phase diagnostic and drug discovery, from expert assessment of the clinical dilemma through proper selection and procurement of high quality specimens. We will then apply our proprietary analytical evaluation methods and state-of-the-art computational analysis to derive relevant and accurate clinical data, producing accurate biomarker and pathway discoveries, resulting in patent protection of our biomarker discoveries for future development.

First Phase Biomarker Discovery is based on the belief that in order to discover the most clinically relevant biomarkers, the computational component must begin at the inception of the clinical dilemma to be solved. This process includes several critical levels of decision-making - all of which are part of our business strategy.

We intend to produce more relevant and predictable biomarkers for drug discovery so that new and better medicines and diagnostic markers can be developed for patients worldwide.

Three Months Ended June 30, 2006 Compared with Three Months Ended June 30, 2005

Revenue

For the three months ended June 30, 2006, revenue was $70,000 compared with no revenue for the three months ended June 30, 2005, which was reported as a developmental stage company. Revenue was recognized for licensing and development fees.

During most of the second quarter and first half of 2006, the Company was engaged in intensive negotiations with a U.S. medical diagnostic company for exclusive, worldwide licensing and product development agreements in the tissue- and serum-based cancer diagnostics field. The potential revenue was so significant and dependent in large part on the exclusive nature of the relationship that the Company suspended and did not initiate new discussions with other parties in order to preserve the exclusivity feature for this company. Just prior to closing, this prospective licensee abruptly suspended final negotiations pending the resolution of certain of its internal issues unrelated to the transaction. As a result, because the Company generated no revenue from this company with respect to the contemplated transaction or from any new sources during such period, and also expended significant cash resources, our cash position declined. The Company cannot say if this company's internal issues will be resolved or, if they are, whether this transaction will be completed on terms favorable to the Company or at all. In any event, the Company’s management has now resumed its business development strategy and reduced certain expense categories in an attempt to safeguard its financial viability.

Cost of Sales and Gross Margin

Internal development costs of $9,654 were recorded as cost of sales for the second quarter of 2006. Cost of sales includes all direct costs associated with the acquisition and development of patents and processes sold. All direct costs, primarily professional fees associated with licensing negotiations, are also included in cost of sales. No such direct costs were incurred during the second quarter of 2005.

Operating Expenses

Amortization expense was $65,679 for the second quarter of 2006 compared with $62,778 for the second quarter of 2005. This increase was due to amortization being charged in 2006 for intangibles acquired throughout 2005.

Professional and consulting fees totaled $174,036 for the second quarter of 2006 compared with $384,057 for the second quarter of 2005. These fees, related to legal, accounting and scientific activities, were lower in 2006 because of efforts to control costs related to regulatory filing activity, patent protection efforts, and general corporate legal and accounting work.

Compensation of $200,724 for the second quarter of 2006 was higher than the $169,612 reported for the second quarter of 2005. This increase was due to the implementation of SFAS 123(R) favorably offset by a reduction in salaries due to reduced headcount.

Other general and administrative expenses decreased from $198,166 for the second quarter of 2005 to $95,204 for the second quarter of 2006. This decrease was largely due to increased cost containment efforts undertaken throughout the period.

Loss from Operations

The loss from operations for the second quarter of 2006 was $475,297 compared to $814,613 for the second quarter of 2005. This reduction in loss was largely due to increased cost reduction efforts as enumerated above.

Other Income and Expense

Interest income was $3,169 for the second quarter of 2006. No interest income was earned in 2005.

Interest expense was $21,107 in the second quarter of 2006 compared with $14,391 in the second quarter of 2005. This increase was due to interest being charged in 2006 for the debt assumed in 2005, as well as the higher interest rate associated with the renegotiated promissory notes.

Net Loss

The net loss for the second quarter of 2006 was $493,235 compared to $829,004 for the second quarter of 2005. The reduced loss was due to the diminished loss from operations, offset by the increased interest expense.

Net loss per share was $0.00 for the second quarter of 2006 compared to the net loss per share of $0.01 for 2005. The smaller net loss per share in 2006 was due to the smaller net loss and the increased average number of shares outstanding in 2006.

Six Months Ended June 30, 2006 Compared with Six Months Ended June 30, 2005

Revenue

For the six months ended June 30, 2006, revenue was $175,000 compared with no revenue for the six months ended June 30, 2005, which was reported as a developmental stage company. Revenue was recognized for licensing and development fees.

Cost of Sales and Gross Margin

Cost of sales for the 2006 period was $9,654. Cost of sales includes all direct costs associated with the acquisition and development of patents and processes sold. All direct costs, primarily professional fees associated with licensing negotiations, are also included in cost of sales. No such direct costs were incurred during the six month period ending June 30, 2005.

Operating Expenses

Amortization expense was $131,359 for the six months ended June 30, 2006 compared with $119,597 for the comparable period in 2005. This increase was due to amortization being charged in 2006 for intangibles acquired during 2005.

Professional and consulting fees totaled $747,265 for six months ended June 30, 2006 compared with $832,099 for the six months ended June 30, 2005. These fees, related to legal, accounting and scientific activities, were lower in 2006 because of continued efforts to control costs related to regulatory filing activity, patent protection efforts, and general corporate legal and accounting work. The amount for 2006 includes $421,198 in compensatory warrants issued to consultants for services. No compensatory warrants were issued to consultants for services during the six months ended June 30, 2005.

Compensation of $560,022 for the six months ended June 30, 2006 was higher than the $369,155 reported for the comparable period of 2005. This increase was due to the implementation of SFAS 123(R) favorably offset by a reduction in salaries due to reduced headcount.

Other general and administrative expenses decreased from $404,531 in 2005 to $335,415 in 2006. This decrease was largely due to expense reduction efforts throughout the entire 2006 period.

Loss from Operations

The loss from operations for the six months ended June 30, 2006 was $1,608,715 compared to $1,725,382 for the prior year. The decreased loss was due to the factors enumerated above.

Other Income and Expense

Interest income was $7,999 for the six months ended June 30, 2006. No interest income was earned in 2005.

A gain on the restructuring of accounts payable of $77,546 was recorded in the first quarter of 2006 to reflect common stock warrants issued in payment of liabilities. No such amount was recorded in the comparable 2005 period.

Interest expense was $40,852 in 2006 compared with $31,542 in 2005. This increase was due to interest being charged in 2006 for the debt assumed in 2005, as well as the higher interest rate associated with the renegotiated promissory notes.

Net Loss

The net loss for the six months ended June 30, 2006 was $1,564,022 compared to $1,756,924 for the six months ended June 30, 2005. The reduced loss was due to the smaller loss from operations and increased net other income.

Net loss per share was $0.01 and $0.02 for the six months ended June 30, 2006 and 2005, respectively. The smaller net loss in 2006 compared to that in 2005 was due to the smaller net loss and the increased average number of shares outstanding in 2006.

Liquidity and Capital Resources

At June 30, 2006, the Company had $244,078 in available cash. Cash used by operating activities was $555,807. This was due primarily to the net loss of $1,564,022; however net non-cash expenses and changes in balance sheet accounts of approximately $1,008,000, favorably impacted the computation of the net cash used. Cash used by investment activities was $502 due to the acquisition of assets. Net cash provided by financing activities was $81,220 due to the proceeds from the sale of common stock and the exercise of stock options and warrants, less repayment of debt totaling $26,780.

A portion of our cash will be used to satisfy the Company’s outstanding debt obligations related to the acquisition of the SVM assets and fees due to professionals for services performed.

The following table summarizes the due dates of our contractual obligations. The Company has no long term lease agreements in effect as of June 30, 2006.

	Total	Less than 1 Year	1-3 Years
Convertible Notes Payable	$665,643	$-	$665,643
Term Debt	321,911	-	321,911
Total	$987,554	$-	$987,554

The Company has relied primarily on equity funding plus debt financing for liquidity during its developmental phase that ended in 2005. The Company produced sales, licensing, and developmental revenue in 2005 and 2006 and must continue to do so in order to generate sufficient cash to continue operations. Our plan to have sufficient cash to support operations is comprised of generating revenue through licensing our significant patent portfolio, providing services related to those patents, and obtaining additional equity or debt financing. We have been and continue to be in meaningful discussions with a variety of parties, which if successful, will result in significant revenue. We have implemented a cash conservation plan that includes salary deferrals, reduction in consulting payments, negotiated settlements with creditors whereby we substituted equity instruments for amounts owed, and a heightened scrutiny of all potential expenditures.

Should it prove necessary, the Company may also consider such alternatives as raising additional equity through private placements and/or debt offerings. Although this raises doubt with respect to our ability to operate as a going concern, the Company believes that it has sufficient capability to operate through the next twelve months.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that provide financing, liquidity, market or credit risk support or involve leasing, hedging or research and development services for our business or other similar arrangements that may expose us to liability that is not expressly reflected in the financial statements.

Subsequent Events and Developments

After final negotiations for exclusive licensing and development agreements with a U.S. medical diagnostics company were suspended late in the second quarter of 2006, the Company immediately redirected its attention to other revenue-generating opportunities in licensing, product development and consulting. Below is a summary of the status of several of these undertakings.

On June 26, 2006, the Company filed lawsuits in the United States District Court for the Eastern District of Texas against Ciphergen Biosystems, Inc. and Equbits LLC for infringing certain of the Company’s patents related to SVM technology.  The Company granted a request by Equbits for an extension to respond, and is now in preliminary discussions with Equbits to resolve this matter.  Ciphergen has also requested an extension to respond, which the Company has granted.

On August 1, 2006, the Company and Bruker Daltronics Inc. signed a non-exclusive licensing agreement for the use of the Company’s  patented SVM technology for Bruker’s ClinProTool diagnostic equipment.

On August 3, 2006, the Company signed an agreement with IPotential, LLC, a San Mateo, California-based firm, to market for the first time the Company’s patented SVMs and other intellectual property within the information technology and communications field.

On August 14, 2006, the Company delivered to a German biotechnology company a draft license agreement comporting with a previously agreed upon term sheet for a non-exclusive license for the use of the Company’s patented SVM technology in the field of methylation and genomic analysis.

In the third quarter of 2006, the Company advanced to a substantive licensing and product development negotiations with five pharmaceutical and medical diagnostic companies domiciled variously in Canada, Holland and the U.S. with respect to the Company’s  SVMs, prostate cancer biomarkets and BPH biomarkers.  While there is no assurance of any favorable outcome, management believes that reaching satisfactory agreements with one or more of these companies would positively affect the Company.

Forward-Looking Statement

This Report contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements appear in a number of places in this Report and include all statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations; (iii) the Company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors discussed herein and those factors discussed in detail in the Company’s other filings with the Securities and Exchange Commission.

Item 3. Controls and Procedures.

As of June 30, 2006 (the “Evaluation Date”), we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and President and our Principal Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Rule 13a-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based upon this evaluation, our Chief Executive Officer and our Principal Financial Officer concluded that, as of the Evaluation Date, our disclosure controls and procedures were effective under Rule 13a-15.

Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that the Company’s disclosure controls and procedures will detect or uncover every situation involving the failure of persons within the Company to disclose material information otherwise required to be set forth in the Company’s periodic reports.

The Company’s management is also responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. As of the Evaluation Date, no changes in the Company’s internal control over financial reporting occurred, that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II—OTHER INFORMATION

Item 1. Legal Proceedings.

On May 25, 2004, we filed suit in the District Court of McLennan County, Texas, against Bill G. Williams, Shirley K. Williams, W. Steven Walker, Jerry W. Petermann and a company controlled by Mr. Williams. In this action we allege that an aggregate of 700,000 shares of our common stock (4,900,000 after a 7-1 stock split) issued to Mr. Williams, Mr. Walker, Mr. Braswell and Mr. Petermann were not issued in compliance with Texas law and we sought to restrain the defendants and persons acting on their behalf or in concert with them from selling any shares of our stock. We also requested that the Court declare we were permitted to cancel the shares issued to the defendants and sought monetary damages, attorney’s fees and costs of the action.

In June 2004, Jerry W. Petermann agreed to return to the Company 1,000,000 shares of the Company stock, which were canceled upon return to the Company as full and final settlement of the claims brought in the aforementioned lawsuit. In addition, in June 2004, Robert S. Braswell IV agreed to return to the Company 2,100,000 shares of the company stock, all of which were canceled upon return to the Company.

In July 2004, W. Steven Walker Esq., former general counsel, an officer and director of the Company, agreed to settle with the Company and return 366,036 shares of our common stock, which was all of the shares then owned by him, and he will no longer be a party to the suit. Accordingly, only the shares originally issued to Mr. Williams are subject to the suit, and the Company believes he controls approximately 2.1 million shares of our common stock.

After several rulings at the District Court, on August 25, 2004 the Court of Appeals for the Tenth District of the State of Texas granted our appeal and entered an order, remanding the case to the original trial judge with instructions to issue a temporary injunction to preserve the status quo. The injunction will remain until a judgment in the case becomes final or the court otherwise instructs. The injunction requires the remaining defendants, their agents, employees, affiliates, any person or entity they control, and any person acting in concert with them to (i) stop and refrain from selling or otherwise disposing of any share of our common stock, and (ii) deposit into the registry of the District Court all shares of our common stock they now own or hold. Costs of the appeal were assessed against the Respondents. The defendants have asserted several counter claims against the Company, including a derivative action, and have brought third-party claims against several current officers of the Company.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

During the second quarter of 2006, the Company issued 500,000 warrants to two employee members of its Scientific Advisory Board. These warrants vest over a one-year period and have an exercise price of $0.11. The Company also issued 200,000 warrants to a service provider in exchange for professional services. These warrants vest over a two-year period and have an exercise price of $0.10. All of these issuances were made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended.

Item 6. Exhibits.

The following exhibits are attached hereto or incorporated by reference herein (numbered to correspond to Item 601(a) of Regulation S-B, as promulgated by the Securities and Exchange Commission) and are filed as part of this Form SB-2:

3.1	Articles of Incorporation. Registrant incorporates by reference Exhibit 3.1 to Registration Statement on Form SB-2, filed June 4, 2001.

3.1 (a)	Articles of Amendment to Articles of Incorporation. Registrant incorporates by reference Exhibit 2.2 to Form 10-QSB, filed November 14, 2001.

3.1 (b)
Articles of Amendment to Articles of Incorporation changing Registrant name from Direct Wireless Communications, Inc., to Health Discovery Corporation. Registrant incorporates by reference Exhibit 3.1 (b) to form 10-KSB, filed March 3, 2004.

3.2	By-Laws. Registrant incorporates by reference Exhibit 3.2 to Registration Statement on Form SB-2, filed June 4, 2001.

4.1	Copy of Specimen Certificate for shares of common stock. Registrant incorporates by reference Exhibit 4.1 to Registration Statement on Form SB-2, filed June 4, 2001.

4.1 (b)	Copy of Specimen Certificate for shares of common stock. Registrant incorporates by reference Exhibit 4.1 (b) to Form 10-KSB, filed March 30, 2004.

4.2	Excerpt from By-Laws. Registrant incorporates by reference Exhibit 4.2 to Registration Statement on Form SB-2, filed June 4, 2001.

4.2(A)	Corrected Article 3.02 of By-Laws. Registrant incorporates by reference Exhibit 4.2(A) to Amendment No. 2 to Registration Statement on Form SB-2, filed August 15, 2001.

4.3(a)	Non Qualified stock option agreements dated October 30, 2003 between registrant and David Cooper. Registrant incorporates by reference Exhibit 4.3(a) to Form 10-KSB, filed March 30, 2004.

10.1	Asset Purchase Agreement between Registrant dated September 15, 2003 and Barnhill Group LLC. Registrant incorporates by reference Exhibit 10.2 to Form 10-KSB, filed March 30, 2004.

10.2
Asset Purchase Agreement between Registrant dated December 30, 2003 and Fractal Genomics LLC. Registrant incorporates by reference Exhibit 10.3 to Form 10-KSB, File No. 333-62216, filed March 30, 2004.

10.3	Employment Agreement with Stephen Barnhill. Registrant incorporates by reference Exhibit 10.3 to Form 10-KSB, filed April 19, 2005. *

10.4	Employment Agreement with David Cooper. Registrant incorporates by reference Exhibit 10.4 to Form 10-KSB, filed April 19, 2005. *

10.5	Form of Asset Purchase Agreement between the Registrant and the Sellers of the SVM Portfolio and related assets. Registrant incorporates by reference Exhibit 10.5 to Form 10-KSB, filed March 30, 2004.

10.6	Form of Securities Purchase Agreement. Registrant incorporates by reference Exhibit 10.6 to Form 10-KSB, filed April 19, 2005.

10.7	Form of Warrant. Registrant incorporates by reference Exhibit 10.7 to Form 10-KSB, filed April 19, 2005.

10.8	Form of Securities Purchase Agreement. Registrant incorporates by reference Exhibit 10.8 to Form 10-KSB, filed April 19, 2005.

10.9	Form of Warrant. Registrant incorporates by reference Exhibit 10.9 to Form 10-KSB, filed April 19, 2005.

10.10	Form of Amendment to Securities Purchase Agreement. Registrant incorporates by reference Exhibit 10.10 to Form SB-2/A, filed December 14, 2005.

10.11	Employment Agreement with David R. Furth, dated as of December 5, 2005. Registrant incorporates by reference Exhibit 10.11 to Form SB-2/A, filed December 14, 2005.

10.12	Employment Agreement with Robert S. Braswell IV, dated as of January 1, 2006. Registrant incorporates by reference Exhibit 99.1 to Form 8-K, filed February 2, 2006.

10.13	Form of Amendment to Promissory Note. Registrant incorporates by reference Exhibit 99.1 to Form 8-K, filed January 3, 2006.

31.1	Rule 13a-14(a)/15(d)-14(a) Certifications of Chief Executive Officer.

31.2	Rule 13a-14(a)/15(d)-14(a) Certifications of Principal Financial Officer.

32.1	Section 1350 Certification of Chief Executive Officer.

32.2	Section 1350 Certification of Principal Financial Officer.

SIGNATURES

In accordance with the requirement of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

        Health Discovery Corporation
        Registrant

Date: August 14, 2006                       /s/ Stephen D. Barnhill M.D.
       Printed Name: Stephen D. Barnhill M.D.
       Title: Chief Executive Officer

Date: August 14, 2006                          /s/ Daniel R. Furth
       Printed Name: Daniel R. Furth
      Title: Chief Financial Officer / Secretary

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